Exhibit 10.11

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "Amendment") is dated for reference purposes only as of June 18, 2009, by and between CARR NP PROPERTIES, L.L.C., a Delaware limited liability company ("Landlord"), and SHORETEL, INC., a Delaware corporation ("Tenant").

RECITALS

A.        Landlord and Tenant are parties to that certain Office Lease dated as of April 20, 2007 (the "Existing Lease"), pursuant to which Landlord leases to Tenant certain premises, containing approximately 63,781 rentable square feet of space, comprising the entirety of the building located at 960 Stewart Drive, Sunnyvale, California (the "Premises"). The Existing Lease is scheduled to expire on October 31, 2009.

B.        Landlord and Tenant now desire to extend the Lease Term to expire on September 30, 2014, and make certain other amendments to the Existing Lease, all subject to, and on the basis of, the terms, covenants and conditions hereinafter set forth. The Existing Lease, as amended by this Amendment, is sometimes referred to herein as the "Lease."

NOW, THEREFORE, in consideration of the foregoing and the agreements of Landlord and Tenant herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.         Use of Defined Terms; Recitals; Effective Date.

1.1               Definitions; Recitals. All capitalized terms used and not defined herein shall have the defined meanings ascribed to them in the Existing Lease. The provisions of the Recitals above are fully incorporated herein by this reference.

1.2               Effective Date. Unless otherwise specifically provided herein, all provisions of this Amendment shall be effective as of May 1, 2009 (the "Effective Date").

2.         Term. The Lease Term is hereby extended for a period of fifty-nine (59) months (the "Extension Term"), commencing on November 1, 2009 (the "Extension Term Commencement Date"), and expiring on September 30, 2014 (which, for all purposes under the Lease, shall hereinafter be the "Lease Expiration Date"), unless earlier terminated pursuant to the terms and conditions of the Lease.

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3.         Amendments to Lease. Commencing on the Effective Date, the Existing Lease shall be amended as follows:

3.1               Monthly Base Rent. Tenant shall pay Base Rent in accordance with the following:

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
May 1, 2009 – September 30, 2009	N/A	$0.00	$0.00
October 1, 2009 – September 30, 2010	$994,983.60	$82,915.30	$1.30
October 1, 2010 – September 30, 2011	$1,024,833.11	$85,402.76	$1.34
October 1, 2011 – September 30, 2012	$1,055,578.10	$87,964.84	$1.38
October 1, 2012 – September 30, 2013	$1,087,245.44	$90,603.79	$1.42
October 1, 2013 – September 30, 2014	$1,119,862.81	$93,321.90	$1.46

The parties acknowledge that, as of the Effective Date, Tenant has a credit against Base Rent equal to Three Hundred Five Thousand Eight Hundred Nineteen and 18/100 Dollars ($305,819.18) ("Base Rent Credit"), which amount was previously paid by Tenant as Base Rent and Tenant's Share of Direct Expenses for the months of May and June 2009. Landlord shall apply the Base Rent Credit against the Base Rent payments for the months of October, November and December 2009 and January 2010, until the Base Rent Credit has been exhausted.

3.2               Direct Expenses. During the period commencing May 1, 2009 and ending September 30, 2009, Tenant's obligation to pay Tenant's Share of Direct Expenses pursuant to Section 4.1 of the Existing Lease shall be abated. Nothing contained herein shall affect Tenant's continuing obligation to pay for all janitorial services and other utilities charges relating to the Premises pursuant to Article 6 of the Existing Lease.

3.3               Security Deposit. As of the Effective Date, provided that Tenant is not then in default in the performance of any of its covenants under the Lease, the Security Deposit shall be reduced to Ninety-Three Thousand Three Hundred Twenty-One and 90/100 Dollars ($93,321.90). Accordingly, within thirty (30) days following the Effective Date, Landlord shall refund to Tenant an amount equal to Twenty-Four Thousand Six Hundred Seventy-Two and 95/100 Dollars ($24,672.95).

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3.4	Repairs.

(a)               The parties acknowledge that the reference to "Section 4.2.3(o)" in Section 4.2.3 and Section 7.1.4 of the Existing Lease was a typographical error and should have referred to Section 4.2.3(p) of the Existing Lease; and that such correction shall be effective as of the effective date of the Existing Lease.

(b)               Notwithstanding the provisions of Section 7.1.2 or Section 7.1.4 of the Existing Lease, if any repairs or replacements are required to be performed to the Base Building Systems (as defined in Section 4.1(c) below) prior to May 1, 2010 (i.e., one (1) year following the Effective Date), then, provided that such repairs are not necessitated by the negligence or willful misconduct of Tenant or any Tenant Parties, or by Tenant's failure to provide normal service to such Base Building Systems as required by the Existing Lease (e.g., HVAC preventive maintenance contracts), then Landlord shall, at no cost to Tenant, make such repairs or replacements. Without limiting the provisions of Section 7.1.2 of the Existing Lease, after the one (1) year warranty period above, Tenant shall have the benefit of all warranties available to Landlord regarding the Building Systems for which Tenant is responsible pursuant to Section 7.1 of the Existing Lease.

(c)               Without limiting Landlord's obligations set forth in Section 3.4(b) above or Section 4.1 below, Landlord and Tenant acknowledge that, prior to the date of this Amendment, Tenant engaged an HVAC contractor to complete an independent inspection of the existing HVAC system serving the Premises, and that such inspection established that "HVAC Unit No. 3" has a useful life of less than five (5) years. Accordingly, following the Effective Date, Landlord shall promptly make such repairs and replacements as may be necessary to keep "HVAC Unit No. 3" in good working condition and repair, and, at such time that, consistent with reasonable and prudent industry practices, replacement of such HVAC Unit is required, Landlord shall promptly replace "HVAC Unit No. 3" at no cost to Tenant.

3.5               Permitted Alterations. The parties acknowledge and agree that, following the Effective Date, Tenant intends to perform certain Alterations to the Premises, which Alterations shall be performed subject to, and in accordance with, the terms and conditions contained in Article 8 of the Existing Lease, except as follows:

(a)               Notwithstanding the provisions of Section 8.2 of the Existing Lease, Tenant reserves the right to retain its own architectural/interior design firm and general contractor and oversee the design and construction of the Alterations. Tenant shall provide Landlord with schematic plans depicting Tenant's proposed Alterations for Landlord's approval, which approval shall not be unreasonably withheld. Tenant's Alterations may be constructed in phases, some prior to the Extension Term Commencement Date and others thereafter.

(b)               Subject to Landlord's approval of Tenant's improvement plans, the Alterations will be completed in accordance with all Applicable Requirements by Tenant's retained interior design firm and general contractor, who shall be licensed in the State of

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California. Such work may commence upon completion and execution of all documentation and receipt of all approvals and/or permits required for the construction. Landlord will not charge any fee for review, approval and oversight of Tenant’s plans and specifications in connection with such Alterations.

(c)               Notwithstanding the provisions of Section 8.5 of the Existing Lease, upon the expiration or any early termination of the Lease, Tenant shall have no obligation to remove any of the existing improvements or the Alterations shown on the preliminary plan attached hereto as Exhibit A, except for Tenant's personal property.

(d)               Notwithstanding the provisions of Section 24.1 of the Existing Lease or Section 4.2 below, if Tenant's Alterations give rise to governmentally-required changes to the structural portions of the Building because of the Building's non-compliance as of the Effective Date (based on the current interpretation of the Applicable Requirements by applicable governmental or quasi-governmental authorities as of the Effective Date), then such changes to the structural portions of the Building shall be Landlord's Repair Obligations pursuant to Section 7.2.1 of the Existing Lease, and Tenant shall pay Landlord the cost of such changes as an Included Capital Item. The exclusion from Operating Expenses described in Section 4.2.3(p) of the Existing Lease shall not be applicable to Landlord's changes to the Building pursuant this Section.

3.6	Alterations Allowance.

(a)               Upon Tenant's written request and satisfaction of the conditions set forth in Section 3.6(b) below, Landlord will contribute to the cost of any interior office and lab improvements to the Premises, cabling and signage (collectively, "Permitted Alterations") that Tenant hereafter performs in or to the Premises to the extent of the lesser of (i) One Million Fifty-Two Thousand Three Hundred Eighty-Six and 50/100 Dollars ($1,052,386.50) (calculated on the basis of $16.50 per rentable square foot in the Premises) or (ii) the actual cost of the Permitted Alterations (the lesser of the previously-described amounts being hereinafter referred to as the "Alterations Allowance"). The Alterations Allowance may only be applied to the payment or reimbursement of documented "hard costs" of labor and materials and "soft costs" relating to the Permitted Alterations. Tenant shall pay for all costs of Permitted Alterations in excess of the Alterations Allowance; provided, however, that, in addition to the Alterations Allowance, Landlord shall provide Tenant a "test fit" allowance not to exceed $6,378.10 towards the cost of preparing preliminary space plans and interior design plans relating to the Permitted Alterations (such amount to be reimbursed by Landlord to Tenant within thirty (30) days of reasonably detailed invoices therefor).

(b)               Provided that this Lease is then in full force and effect, Landlord shall pay the Alterations Allowance to Tenant within thirty (30) days after satisfaction of each of the following conditions: (i) Tenant's delivery to Landlord of invoices and other reasonably satisfactory evidence of the cost of the Permitted Alterations; (ii) with respect to any portion of the Permitted Alterations requiring a building permit, Tenant's delivery to Landlord of a certificate issued by Tenant's architect certifying, for the benefit of Landlord, that such portion of the Permitted Alterations has been completed in accordance with the plans approved by Landlord (excepting only minor field changes not inconsistent with the intent of such approved plans and

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any change orders approved by Landlord) and in compliance with all Applicable Requirements; (iii) Tenant's delivery to Landlord of lien releases, in statutory form, from the Tenant's contractor, major subcontractors, and any other persons and entities providing work or materials covered by such statement who have given a preliminary 20-day notice in accordance with California Civil Code Section 3097; and (iv) Tenant's delivery to Landlord of as-built plans and specifications for the Permitted Alterations, if appropriate (provided that, in all cases, Tenant shall deliver to Landlord reasonably detailed plans and specifications for its cabling).

(c)               If Tenant fails to submit reasonably satisfactory documentation requesting disbursement of the Alterations Allowance on or before December 31, 2010, Landlord shall have no further obligation to provide the Alterations Allowance or any remaining balance thereof to Tenant, nor shall Tenant be entitled to any credit against Rent for any unused portion.

3.7               Transfer Premium. Section 14.3.1 of the Existing Lease is hereby deleted and replaced in its entirety with the following:

"If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" means (i)(a) in the case of an assignment, any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee on account of such assignment, and (b) in the case of any other Transfer, all rent, additional rent or other consideration paid by the Transferee to the Transferor pursuant to such Transfer in excess of the base rent and additional rent payable by such Transferor during the term of the Transfer on a per rentable square foot basis, minus (ii) any brokerage commissions, reasonable attorneys' fees and tenant improvement costs or allowances paid by Transferor in connection with the Transfer ("Recoverable Expenses"). For purposes of calculating the Transfer Premium in connection with a sublease, the Recoverable Expenses shall first be deducted before payment to Landlord of Landlord's share of the Transfer Premium. Payment of the portion of the Transfer Premium due Landlord hereunder shall be made to Landlord as follows: (1) in the case of an assignment, the Transferor shall pay the portion of the Transfer Premium due to Landlord within ten (10) business days after the Transferor receives the consideration described in clause (i)(a) above; and (2) in the case of any other Transfer, after Tenant has recouped the Recoverable Expenses from the consideration described in clause (i)(b) above, then on the first day of each succeeding month during the term of the Transfer, the Transferee shall pay directly to Landlord fifty percent (50%) of the amount by which the rent, additional rent or other consideration due from the Transferee for such month exceeds the base rent and additional rent payable by the applicable Transferor for said month which is allocable to the Contemplated Transfer Space."

3.8               Recapture. Notwithstanding the provisions of Section 14.4 of the Existing Lease, Landlord shall have no right to recapture the Contemplated Transfer Space unless the Contemplated Transfer Space constitutes at least sixty percent (60%) of the Building to which

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the Transfer is applicable, in which event Landlord shall exercise such right of recapture by giving written notice to Tenant within thirty (30) days after receipt of the Transfer Notice.

3.9               Holding Over. Article 16 of the Existing Lease is hereby deleted and replaced in its entirety with the following:

"If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Tenant shall pay Rent at a monthly rate equal to (a) for the first thirty (30) days of such holding over, one hundred percent (100%) of the Base Rent payable by Tenant immediately prior to such holding over (without regard to any abatements of Rent on account of casualty or otherwise), plus Tenant's Share of Operating Expenses and Tax Expenses, computed on a monthly basis for each full or partial month Tenant remains in possession; and (ii) thereafter, an amount equal to one hundred fifty percent (150%) of the Base Rent payable by Tenant immediately prior to such holding over (without regard to any abatements of Rent on account of casualty or otherwise), plus Tenant's Share of Operating Expenses and Tax Expenses, computed on a monthly basis for each full or partial month Tenant remains in possession. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after any such month-to-month tenancy has been terminated, then Tenant shall be a tenant at sufferance only, for the entire Premises upon all of the terms and conditions of this Lease as might be applicable to such tenancy; provided, however, that, as liquidated damages and not as a penalty, Tenant shall pay Base Rent at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent payable by Tenant immediately prior to such holding over (without regard to any abatements of Rent on account of casualty or otherwise), plus Tenant's Share of Operating Expenses and Tax Expenses, computed on a monthly basis for each full or partial month Tenant remains in possession. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all Claims resulting from such failure, including, without limiting the generality of the foregoing, any Claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom."

3.10             Roof Rights. Section 22.2(c) of the Lease is hereby deleted and, Tenant shall have the exclusive use of the roof of the Building, except for Landlord’s rights of entry for inspection, repair, replacement or the provision of services as are set forth in the Lease.

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3.11             Signage. Section 23.1 of the Existing Lease is hereby deleted and replaced in its entirety with the following:

"23.1   Signage Rights. Tenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays, graphic, decor or other advertising or communicative material which is visible from the exterior of the Building without Landlord's prior written approval; provided, however, that Tenant shall, subject to the provisions of this Section 23.1, be entitled to the following signage rights in accordance with Landlord's signage standards in effect at the time ("Signage Standards") and all Applicable Requirements ("Tenant's Signage Rights"): (a) Project-standard tenant identification signage on the monument sign for the Building and (b) Tenant-identification signage on the top of the Building. The material, typeface, graphic format and proportions of Tenant's signs, as well as the precise location of such signs, shall be subject to Landlord's approval, which shall not be unreasonably withheld. Tenant, at its expense, shall be responsible for obtaining all approvals for such signs and for obtaining and installing such signs. The failure of Tenant to obtain such approvals shall not release Tenant from any of its obligations under this Lease. Any approved signs shall strictly conform to all Applicable Requirements and shall be installed and removed at Tenant's expense. Tenant, at its sole expense, shall maintain such signs in good condition and repair during the Term. Prior to the expiration or earlier termination of this Lease, Tenant at its sole cost shall remove all of its exterior signage and repair any and all damage caused to the Building and/or Project (including and fading or discoloration) by such signs and/or the removal of such signs from the Building and/or Project."

Promptly after execution of this Amendment, Landlord shall submit the Project's Signage Standards for governmental approval, which, as to the top of the Building Tenant-identification signage referenced in clause (b) above ("Tenant's Building Signage"), shall be consistent with the signage shown on Exhibit B attached hereto, and Landlord shall use commercially reasonable efforts to get such Signage Standards approved. Concurrently with Landlord's submittal of the Project's Signage Standards for governmental approval, Tenant shall have the right to submit Tenant's Building Signage for governmental approval. Subject to Landlord's obtaining approval of the Signage Standards, and subject to Tenant's obtaining all required approvals for Tenant's Building Signage, (1) Tenant's Building Signage shall be in the approximate location shown on Exhibit B attached hereto, and (2) Landlord hereby approves the typeface, graphic format and proportions of the signage shown on Exhibit B. However, Tenant acknowledges that, if changes to the signage shown on Exhibit B are required to obtain governmental approval of Tenant's Building Signage or the Signage Standards, then the location of Tenant's Building Signage and/or the typeface, graphic format and proportions of such signage shall be modified accordingly; and, further, if the approved Signage Standards do not, for any reason, permit signage on the exterior of the Building, Landlord shall have no liability to Tenant, and Tenant shall not be released from any of its obligations under the Lease.

3.12             Pre-Existing Hazardous Substances. Notwithstanding the provisions of Section 24.2 of the Existing Lease, if any Remedial Work is required to be performed as a result of Hazardous Substances in, on or below the Premises as of the Effective Date, then, except to

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the extent such Remedial Work is covered by Tenant's environmental indemnity contained in the last sentence of Section 24.2.1(a) of the Existing Lease or by the provisions of Section 24.2.3 of the Existing Lease, Landlord shall perform or cause to be performed such Remedial Work, at no cost to Tenant, in compliance with Applicable Requirements.

3.13             Prohibited Uses. Without limiting the provisions of Section 5.2 of the Existing Lease, no portion of the Premises shall be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities, or sexual conduct or any other use that, as of the time of the execution hereof, has or could reasonably be expected to have a material adverse effect on the Property or its use, operation or value.

4.	Condition of Premises.
4.1	Building Systems - Good Working Condition.

(a)               Tenant acknowledges and agrees that its possession of the Premises as of the Effective Date is a continuation of Tenant's possession of the Premises under the Existing Lease, and that, except as specifically set forth in the Lease, including, without limitation, in Section 3.4 and Section 3.5 above, this Section 4.1 and Section 4.2 below, Tenant agrees to accept the Premises as of the Effective Date in their existing condition, "as is", without any obligation of Landlord to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever; provided, however, that, on the Effective Date, the roof of the Building shall be in watertight condition, the Base Building Systems and the Common Areas, including walkways, parking lots and driveways and landscaping, shall be in good working condition and repair (except to the extent repairs are necessitated by the acts or omissions of Tenant or any Tenant Parties).

(b)               If it is determined that, on the Effective Date, the roof of the Building is not in a watertight condition, or any of the Base Building Systems or Common Areas are not in good working condition and repair (for reasons other than the acts or omissions of Tenant or any Tenant Parties), then Landlord shall not be liable to Tenant for any damages, but as Tenant's sole remedy, Landlord, at no cost to Tenant, shall perform such work or take such other action as may be necessary to place the same in the required condition; provided, however, that if Tenant does not give Landlord written notice of any deficiency in the Base Building Systems within thirty (30) days following the Effective Date, correction of such deficiency shall be the obligation of Landlord or Tenant, as the case may be, pursuant to Article 7 of the Existing Lease (as the same is amended by Section 3.4 of this Amendment).

(c)               For purposes of the Lease, the "Base Building Systems" means the base building mechanical, electrical (excluding light bulb of maintenance), plumbing and fire and life safety systems, and glazing and roll-up doors located in or on the Premises on the Effective Date that serve the Premises generally (as distinguished from the portions of such systems that may be installed or modified by Tenant, and any systems, equipment or components that serve a particular portion of the Premises or Tenant's particular use of the Premises, such as a computer server room, "clean room" or other laboratory space).

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4.2               Compliance with Applicable Requirements. In addition to Landlord's obligations in Section 4.1 above, Landlord shall, at no cost to Tenant, perform all work required to cause the Premises, including the base building, and Common Areas to comply with Applicable Requirements as of the Effective Date, including current laws, rules, regulations and ordinances, and including, specifically, the ADA (as such Applicable Requirements are interpreted by applicable governmental or quasi-governmental authorities as of said date), so long as such compliance is not necessitated by reason of the installation of any of Tenant's specialized improvements or personal property (i.e., improvements or personal property that are non-standard and required because of Tenant's particular use of the Premises) to be constructed or installed in the Premises, or by Tenant's particular use of the Premises or the particular manner in which it conducts (or proposes to conduct) its business therein (collectively, "Tenant's Particular Requirements"); and, provided, however, that, (a) the foregoing shall not affect Landlord's obligations set forth in Section 3.5(d) above in the event that structural changes to the Building are required as a result of Tenant's Alterations; and (b) unless Tenant gives Landlord written notice of the non-compliance within one hundred twenty (120) days after the commencement of Tenant's Alterations pursuant to Section 3.5 above, Landlord shall have no further responsibility or liability therefor, except as otherwise expressly provided in the Lease. Nothing contained herein shall be deemed to prohibit Landlord from obtaining a variance or relying upon a grandfathered right in order to achieve compliance with Applicable Requirements hereunder. Any compliance work required to be performed resulting from Tenant's Particular Requirements shall be Tenant's sole responsibility.

5.	Extension Options.

5.1               Grant of Additional Extension Options; Additional Extension Terms. Landlord hereby grants to Tenant two (2) successive options to further extend the Lease Term (each, an "Extension Option" and, collectively, the "Extension Options") for additional periods of five (5) years each (each, an "Additional Extension Term") commencing on the first day following the Lease Expiration Date (as the same may have then been extended), on the terms and subject to the conditions set forth in this Section 5; provided, however, that (a) the Extension Options shall be exercised, if at all, only with respect to the entire Premises (as the same may then be expanded); (b) the second Extension Option may be exercised only if the first Extension Option has been duly exercised; and (c) if Tenant is in default beyond applicable notice and cure periods under any of the terms, covenants or conditions of the Lease either at the time Tenant exercises any Extension Option or upon the commencement of the applicable Additional Extension Term, Landlord shall have, in addition to all of Landlord's other rights and remedies provided in the Lease, the right to terminate such Extension Option and to unilaterally revoke Tenant's exercise of such Extension Option, in which event the Lease shall expire on the Lease Expiration Date, unless sooner terminated pursuant to the terms hereof, and Tenant shall have no further rights under the Lease to renew or extend the Lease Term.

5.2               Exercise. Tenant shall exercise any Extension Option, if at all, by giving Landlord unconditional, irrevocable written notice of such election not more than three hundred sixty (360) days nor less than two hundred seventy (270) days prior to the Lease Expiration Date (as the same may have then been extended), the time of such exercise being of the essence. Subject to the provisions of this Section 5, upon the giving of such notice, the Lease and the Lease Term shall be extended without execution or delivery of any other or further documents.

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5.3               Terms and Conditions. If Tenant exercises an Extension Option pursuant to Section 5.2 above, all of the terms, covenants and conditions of the Lease shall continue in full force and effect during the applicable Additional Extension Term, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (a) the Base Rent during such Additional Extension Term shall be as determined in accordance with Section 5.4 below, (b) Tenant shall continue to possess and occupy the Premises (as the same may be expanded) in their existing condition, "as is", as of the commencement of such Additional Extension Term, and, except as set forth in the Lease, Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever, and (c) Tenant shall have no further rights to extend the Lease Term after the expiration of the second Additional Extension Term.

5.4	Determination of Base Rent.

(a)               The Base Rent payable by Tenant for the Premises during the first Additional Extension Term shall be ninety-five percent (95%) of the "Market Rate" (as defined below) for the Premises, valued as of the commencement of such Additional Extension Term, determined in the manner hereinafter provided; and the Base Rent payable by Tenant for the Premises during the second Additional Extension Term shall be one hundred percent (100%) of the Market Rate for the Premises, valued as of the commencement of such Additional Extension Term, determined in the manner hereinafter provided. As used herein, the term "Market Rate" shall mean the annual base rent that a willing tenant would pay, and that a willing landlord would accept, at arm's length, for space comparable to the Premises at other comparable office/R&D buildings in the vicinity of the Building ("Comparable Buildings"), based upon binding lease transactions for tenants in the Comparable Buildings that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the applicable Additional Extension Term ("Comparison Leases"). Comparison Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant's expansion rights and renewals if there was a base rent floor applicable to the determination of base rent. Rental rates payable under Comparison Leases shall be adjusted to account for variations between the Lease and the Comparison Leases with respect to: (1) the length of the Additional Extension Term compared to the lease term of the Comparison Leases; (2) rental structure, including, without limitation, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for base year or expense stop), additional rental, escalation provisions, all other payments and escalations; (3) the size of the Premises compared to the size of the premises of the Comparison Leases; (4) location, floor levels and efficiencies of the floor(s) for which the determination is being made; (5) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (6) the age and quality of construction of the Building (including compliance with applicable codes on the applicable floors); and (7) leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including the Lease), the value of existing leasehold improvements to the renewal tenant.

(b)               Not later than six (6) months prior to the commencement of an Additional Extension Term, provided Tenant has given valid notice of exercise of the applicable Extension Option, Landlord shall deliver to Tenant a good faith written proposal of the Market

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Rate. Within twenty-one (21) days after receipt of Landlord's proposal, Tenant shall notify Landlord in writing (1) that Tenant accepts Landlord's proposal or (2) that Tenant elects to submit the determination of Market Rate to arbitration in accordance with subparagraphs (c) through (d) below. If Tenant does not give Landlord a timely notice in response to Landlord's proposal, Landlord's proposal of Market Rate shall be binding upon Tenant.

(c)               If Tenant timely elects to submit the determination of Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Market Rate for the applicable Additional Extension Term. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant's notice to Landlord electing arbitration (or if Tenant accepts Landlord's initial proposal), then such agreement shall constitute a determination of the Market Rate for purposes of this Section, and the parties shall immediately execute an amendment to the Lease stating the Market Rate and the Base Rent for such Additional Extension Term. If Landlord and Tenant are unable to agree on the Market Rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other their respective written estimates of the Market Rate for the Additional Extension Term, supported by the reasons therefor (respectively, "Landlord's Determination" and "Tenant's Determination"). Landlord's Determination may be more or less than its initial proposal of the Market Rate. If either party fails to deliver its Determination in a timely manner, then the Market Rate shall be the amount specified by the other party. If Tenant's Determination of the Market Rate is higher than Landlord's Determination, then the Market Rate shall be the average of the two. In every other case, the Market Rate shall be determined as follows, each party being bound to its Determination and such Determinations establishing the only two choices available to the Appraisal Panel (as hereinafter defined):

(i)              Within ten (10) days after the parties exchange Landlord's and Tenant's Determinations, the parties shall each appoint one arbitrator who shall be a licensed California real estate broker with at least ten (10) years' experience in leasing commercial office space similar to the Building in the commercial submarket that the Building is located immediately prior to his or her appointment, and be familiar with the rentals then being charged in the Comparable Buildings. The parties may appoint the real estate brokers who assisted them in making their Determinations as their respective arbitrators. Within twenty (20) days following their appointment, the two arbitrators so selected shall appoint a third, similarly-qualified arbitrator (the "Independent Arbitrator").

(ii)             If either Landlord or Tenant fails to appoint an arbitrator, then the Market Rate for the Additional Extension Term shall be the Determination of the other party. If the two party-designated arbitrators have not selected a third arbitrator by the end of the 20-day period above, then either party, on behalf of both, may request such appointment by the local office of the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of either of such entities to act, then either party may apply to the presiding judge for the County in which the Premises are located, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court's full power and jurisdiction to entertain the application and make the appointment. In all events, the determination of the arbitrators shall be limited solely to the issue area of whether Landlord's or

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Tenant's Determination is the closest to the actual Market Rate as determined by the arbitrators, taking into account the requirements of Section 5.4(a) above.

(iii)            Within five (5) days following notification of the identity of the third (3rd) arbitrator so appointed, Landlord and Tenant shall submit copies of Landlord's Determination and Tenant's Determination to the three arbitrators (the "Appraisal Panel"). The Appraisal Panel shall conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel, if they so wish. Within a reasonable time following the hearing, the Appraisal Panel, by majority vote, shall select either Landlord's Determination or Tenant's Determination as the Base Rent for the applicable Additional Extension Term, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of the Lease. The Appraisal Panel shall attempt to render a decision within fifteen (15) business days after appointment. In any case, the Appraisal Panel shall render a decision within forty-five (45) days after appointment. The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. Each party shall pay the fees and expenses of the arbitrator designated by such party, and one-half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys' fees and similar expenses of the parties which shall be borne separately by each of the parties).

(d)               Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Section 5.4, Tenant's monthly payments of Base Rent shall be in an amount equal to Landlord's Determination. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrators, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent theretofore paid.

5.5               Extension Option Personal to Tenant. Tenant's right to exercise the Extension Options is personal to, and may be exercised only by, the Original Tenant or any assignee of Tenant's interest in the Lease pursuant to Section 14.8 of the Existing Lease (a "Permitted Assignee"), and only if the Original Tenant or any Permitted Transferee continues to occupy at least sixty percent (60%) of the Premises at the time of such exercise. If Tenant shall assign this Lease or sublet more than forty percent (40%) of the Premises (other than to a Permitted Transferee) under a sublease which is effective at any time during the final three (3) months of the Extension Term (or first Additional Extension Term, as the case may be), then immediately upon such assignment or subletting, Tenant's right to exercise the remaining Extension Options shall simultaneously terminate and be of no further force or effect. No assignee (other than a Permitted Assignee) or subtenant shall have any right to exercise the Extension Options granted herein.

6.                 Expansion Option. Landlord hereby grants to the Original Tenant or any Permitted Assignee the right to lease additional space in the Project upon the terms and conditions set forth in this Section 6 ("Expansion Option").

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6.1               Expansion Spaces. Original Tenant or a Permitted Assignee only (and not any other assignee, sublessee or other Transferee of Tenant's interest in this Lease) shall have the right to lease one of the "Available Expansion Spaces," as that term is defined below, in the manner as set forth in this Section 6. The term "Available Expansion Spaces," as used in this Amendment, shall mean the following buildings in the Project; provided, however, that unless 940 Stewart Drive becomes available for lease to third parties prior to the Expansion Exercise Deadline, 940 Stewart Drive shall not constitute an Available Expansion Space hereunder.

Available Expansion Spaces:

940 Stewart Drive:	approximately 44,700 rentable square feet
920 Stewart Drive:	approximately 63,780 rentable square feet
945 Stewart Drive:	approximately 63,780 rentable square feet
6.2	Method of Exercise.

(a)               Tenant shall have the right to exercise the Expansion Option, by giving Landlord written notice ("Exercise Notice") of the exercise of such Expansion Option not later than June 1, 2010 ("Expansion Exercise Deadline"), time being of the essence, which Exercise Notice must, in Tenant's sole discretion, identify which one of the then Available Expansion Spaces that Tenant wishes to lease from Landlord (which, as to the buildings located at 920 Stewart Drive and 945 Stewart Drive, must be exercised by Tenant with respect to the entirety of one floor [i.e., at least 31,890 rentable square feet] or the entirety of the building; and which, as to the building located at 940 Stewart Drive, must be exercised by Tenant with respect to the entirety of one floor [i.e., at least 22,350 rentable square feet] or the entirety of the building). The building, or portion of a building, that Tenant identifies in such Exercise Notice shall, for purposes hereof, be the "Expansion Space".

(b)               Notwithstanding the provisions of Section 6.2(a) above to the contrary, if, at any time before the Expansion Exercise Deadline, Landlord receives an offer from a bona fide third party to lease the building located at 920 Stewart Drive or 945 Stewart Drive (or, if applicable, 940 Stewart Drive), that Landlord is prepared to accept, then, before Landlord enters into a lease or letter of intent with respect to such building, Landlord shall so notify Tenant, in which event the Expansion Exercise Deadline with respect to such building only shall be accelerated to mean the earlier to occur of (i) the date that is ten (10) business days following Tenant's receipt of such notice, or (ii) June 1, 2010.

6.3               Lease of Expansion Space. If Tenant timely and validly exercises the Expansion Option, then this Lease shall be deemed to be modified to provide that the applicable Expansion Space shall become part of the Premises and, therefore, subject to all of the terms and conditions of the Lease which apply to the Premises, except that with respect to such Expansion Space:

(a)               Landlord shall use commercially reasonable efforts to deliver possession of the Expansion Space to Tenant not later than September 1, 2010 or, in the event that the Expansion Space is the building located at 945 Stewart Drive, not later than March 1, 2011 (as applicable, the "Expansion Space Delivery Deadline"), so that Tenant can commence its

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Alterations, which shall be performed pursuant to Article 8 of the Existing Lease; provided, however, that, if a Force Majeure event (including a holdover by the previous tenant) causes a delay in delivery of possession of the Expansion Space to Tenant on or before the Expansion Space Delivery Deadline, then Landlord shall not be liable to Tenant for the failure of the same to occur on or before such date, provided that, in the case of a holdover by a previous tenant, Landlord agrees to bring an unlawful detainer action in exercising its commercially reasonable efforts to deliver possession of the Expansion Space to Tenant. Without limiting the foregoing, if Landlord fails to deliver possession of the Expansion Space to Tenant within sixty (60) days following the Expansion Space Delivery Deadline ("Outside Delivery Deadline"), then Tenant, as its sole remedy, shall be entitled to a rent credit equal to Two and 2/10ths Cents ($0.022) per rentable square foot of the Expansion Space for each day that Landlord is delayed in delivering possession of the Expansion Space to Tenant beyond the Outside Delivery Deadline, which credit Tenant may apply against Rent payable by Tenant for the Expansion Space following the Expansion Space Commencement Date, until such credit is exhausted. Provided that Landlord uses commercially reasonable efforts to deliver possession of the Expansion Space to Tenant, the Outside Delivery Deadline shall be extended by the number of days that Landlord is delayed in delivering possession of the Expansion Space to Tenant due to any Force Majeure event.

(b)               Subject to delay as provided in Section 6.3(a) above, Tenant shall commence payment of the Base Rent for the Expansion Space and the term of the Expansion Space shall commence upon that date (the "Expansion Space Commencement Date") which is one hundred twenty (120) days following the date that Landlord delivers possession of the Expansion Space to Tenant, and the Lease Term for the Expansion Space shall expire on September 30, 2014, and shall be coterminous with the Lease Term with respect to the initial Premises. Notwithstanding the foregoing, in the event that the Expansion Space is the building located at 945 Stewart Drive, Landlord shall not deliver possession of the Expansion Space to Tenant sooner than September 1, 2010, and the Expansion Space Commencement Date shall not occur sooner than December 30, 2010.

(c)               Tenant shall accept the Expansion Space in its then existing "as is" condition, except as specifically set forth in the Lease and in Section 3.4(b), Section 4.1 and Section 4.2 above (provided that, for purposes of these Sections, all references to the "Premises" shall mean the applicable Expansion Space, all references to the "Effective Date" shall mean the date that Landlord delivers possession of the Expansion Space to Tenant; and, in Section 3.4(b), the reference to "May 1, 2010" shall mean one (1) year following the date that Landlord delivers possession of the Expansion Space to Tenant). Further, notwithstanding the foregoing, upon Tenant's written request and satisfaction of the conditions set forth in Section 3.6(b) above, Landlord will contribute to the cost of any Alterations that Tenant performs in or to the Expansion Space (collectively, "Expansion Space Alterations") to the extent of the lesser of (i) the "Prorated Allowance Amount" (as defined below) or (ii) the actual cost of such Alterations (the lesser of the previously-described amounts being hereinafter referred to as the "Expansion Space Alterations Allowance"). The Expansion Space Alterations Allowance may only be applied to the payment or reimbursement of documented "hard costs" of labor and materials and "soft costs" relating to the Alterations. Tenant shall pay for all costs of Alterations in excess of the Expansion Space Alterations Allowance. If Tenant fails to submit reasonably satisfactory documentation requesting disbursement of the Expansion Space Alterations Allowance within eighteen (18) months following the Expansion Space Commencement Date, Landlord shall have

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no further obligation to provide the Expansion Space Alterations Allowance or any remaining balance thereof to Tenant, nor shall Tenant be entitled to any credit against Rent for any unused portion. As used herein, the "Prorated Allowance Amount" means Sixteen and 50/100 Dollars ($16.50) per rentable square foot in the Expansion Space, multiplied by a fraction, the numerator of which is the number of months between the Expansion Space Commencement Date and September 30, 2014 (prorated for any partial month on the basis of a 30-day month), and the denominator of which is sixty (60). For example, if the Expansion Space Commencement Date is January 15, 2011, and the Expansion Space consists of 31,890 rentable square feet, then the Prorated Allowance Amount shall equal $390,253.88 (i.e., $16.50 x 31,980 = $526,185.00, multiplied by a fraction, the numerator of which is 44.5 and the denominator of which is 60).

(d)               Commencing on the Expansion Space Commencement Date, Tenant shall pay Base Rent for the Expansion Space, which shall be calculated at the same rates (and subject to the same periodic increases) as are applicable to the remainder of the Premises pursuant to Section 3.1 above; provided, however, that Tenant shall be entitled to an abatement of Base Rent and Tenant's Share of Direct Expenses for a number of months (or portions of months) after the Expansion Space Commencement Date, equal to the product of (i) a fraction, the numerator of which is the number of months between the Expansion Space Commencement Date and September 30, 2014 (prorated for any partial month on the basis of a 30-day month), and the denominator of which is sixty (60), multiplied by (ii) five (5). For example, if the Expansion Space Commencement Date occurs on July 1, 2010, then Tenant shall be entitled to an abatement of Base Rent and Tenant's Share of Direct Expenses from the Expansion Space Commencement Date through November 10, 2010 (i.e., 52 / 60 months x 5 = 4.333 months of abatement), at which time Base Rent shall equal $1.34 per rentable square foot in the Expansion Space per month until September 30, 2011. Base Rent for the Expansion Space shall then increase on October 1, 2011 to $1.38 per rentable square foot in the Expansion Space per month, on October 1, 2012 to $1.42 per rentable square foot in the Expansion Space per month, and so on as more particularly set forth in Section 3.1.

(e)               Tenant’s Share shall equal 100% of the Building for purposes of calculating of Tenant's Share of Direct Expenses for the Expansion Space, unless the Expansion Space comprises less than the entirety of a building, in which event Tenant's Share of Direct Expenses for the Expansion Space shall equal 50%, and the Existing Lease will be modified as Landlord may reasonably require to reflect a multi-tenant building (e.g., deletion of Tenant's exclusive right to the roof of the multi-tenant building, deletion or modification of Tenant's exterior signage rights to accommodate another tenant of the building).

(f)               Prior to the Expansion Space Commencement Date, Tenant shall pay to Landlord, as an increase in the Security Deposit, an amount equal to the monthly installment of Base Rent for the Expansion Space payable for September 2014.

6.4               Amendment to Lease. If Tenant timely exercises its right to lease Expansion Space as set forth herein, then, within fifteen (15) days thereafter, Landlord and Tenant shall execute an amendment adding such Expansion Space to the Lease upon the same terms and conditions as the initial Premises, except as otherwise set forth in this Section 6.

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6.5               Expansion Option Personal to Tenant; No Defaults. Tenant's right to exercise the Expansion Option is personal to, and may be exercised only by, the Original Tenant or any Permitted Assignee, and only if the Original Tenant or any Permitted Transferee continues to occupy at least sixty percent (60%) of the Premises at the time of such exercise. If Tenant shall assign this Lease or sublet more than forty percent (40%) of the Premises (other than to a Permitted Transferee) under a sublease which is effective at any time during the final three (3) months of the Extension Term, then immediately upon such assignment or subletting, Tenant's right to exercise the Expansion Option shall simultaneously terminate and be of no further force or effect. No assignee (other than a Permitted Assignee) or subtenant shall have any right to exercise the Extension Options granted herein. If Tenant is in default beyond applicable notice and cure periods under any of the terms, covenants or conditions of the Lease either at the time Tenant exercises the Expansion Option or upon the Expansion Space Commencement Date, then Landlord shall have, in addition to all of Landlord's other rights and remedies provided in the Lease, the right to terminate such Expansion Option and/or to unilaterally revoke Tenant's exercise of such Expansion Option.

7.	UPS/Emergency Generator.

7.1               Generator License. Landlord hereby grants to Tenant a license (the "Generator License"), at Tenant's sole cost and expense, but otherwise without charge, to install, operate, maintain and use in a location reasonably approved by Landlord and Tenant, a UPS back-up system or electrical generator and related equipment (collectively, the "Generator"), including, but not limited to, fuel storage and lines, electrical lines and electrical power connections and meters to service the Premises, subject to, and in accordance with, the terms and conditions contained in Article 8 of the Existing Lease (as the same is amended above) and this Section 7.

7.2	General Requirements. The Generator License is subject to the following requirements:

(a)               The manufacturer of the Generator, the type, size, and quality of the Generator, the substance to be stored in the Generator, the precise location of the Generator, all safety, monitoring, and related Generator equipment, the method and manner of installation, and all other matters material to the installation of the Generator, including, without limitation, all Building penetrations, are subject to Landlord's prior written approval, which approval shall not be unreasonably withheld.

(b)               Tenant's contractor for installation of the Generator shall be subject to Landlord's prior approval (which approval will not be unreasonably withheld), and such contractor must provide evidence of insurance reasonably satisfactory to Landlord prior to commencing work in or about the Building.

(c)               The Generator must be installed in a good and workmanlike manner and in accordance with all Applicable Requirements, and in accordance with plans and specifications approved in advance by Landlord. Without limiting the generality of the foregoing, such plans and specifications must include for Landlord's approval, which approval shall not be unreasonably withheld, (i) a hazardous substances management plan, (ii) an elevation showing the location of penetrations, and planned methods of waterproofing the penetrations; and (iii) details on screening the Generator and the Generator enclosure. The giving of any approval by Landlord shall not eliminate any of Tenant's obligations under the Lease, including, without limitation, Tenant's obligation to obtain all required permits and to secure

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compliance with all Applicable Requirements and other requirements set forth in Section 7.4 below. Tenant agrees to pay, within thirty (30) days after receipt of an invoice therefor, Landlord's actual out-of-pocket costs incurred in payments to third parties with respect to Landlord's review and approval of the plans and specifications.

(d)               Tenant shall provide Landlord with reasonable advance notice prior to commencing installation of the Generator or other work on or to the Generator from time to time, and agrees to afford Landlord the opportunity to be present for all such work.

(e)               After the initial installation of the Generator hereunder, Tenant shall not make any alteration, addition or improvement thereto, or to the substances stored therein, without first obtaining Landlord's prior written approval thereof, which approval shall not be unreasonably withheld, delayed or conditioned; and any such alterations, additions or improvements shall be subject to all the conditions and restrictions that apply to the original Generator, including, without limitation, the requirement that Tenant furnish Landlord with detailed plans and specifications relating to the proposed alterations, additions or improvements.

(f)               Tenant shall have sole access to the Generator location for the purposes of installation, operation, maintenance and repair of the Generator, subject to reasonable rules and restrictions of Landlord.

(g)               Tenant, at its expense, shall at all times keep the Generator in good order, condition and repair, and the Generator location and the areas immediately surrounding same neat and clean. With respect to all operations relating to the Generator, Tenant shall conduct its business and control its agents, employees and invitees in such manner as not to create any nuisance, or interfere with, annoy or disturb any other licensee or tenant of the Project or Landlord in its operation of the Building.

7.3	Compliance With Laws; Hazardous Substances.

(a)               Tenant shall accept the designated location for the Generator (to be reasonably approved by Landlord and Tenant following the date of this Amendment), in its condition and "as-built" configuration existing on the Effective Date. Landlord has made no representations or promise as to the suitability or effectiveness of the Generator location for Tenant's proposed use, or as to any Applicable Requirements applicable to Tenant's proposed use of the Generator, or as to the condition of (or alteration or improvement of) the Generator location. Tenant, at its sole cost and expense, shall comply with all Applicable Requirements applicable to the installation, maintenance, operation and use of the Generator. Without limiting the generality of the foregoing, Tenant shall be responsible for obtaining any building permits, and any licenses, consents, approvals or permits which may be required by any federal, state and local agencies or governmental authorities required for the installation, maintenance, operation and removal of the Generator, shall provide copies of the same to Landlord, and shall, at all times during the term of the License, comply with all requirements of any such agency or authority.

(b)               Tenant shall respond to any release of Hazardous Substances from the Generator immediately after Tenant becomes aware of such release, regardless of the amount of the release, and shall make all required governmental notifications in the event of a release. In addition, Tenant shall immediately notify Landlord of such release after Tenant becomes aware thereof.

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(c)               In the event any Remedial Work is required to be performed in the Project under any Applicable Requirements, as the result of the design, installation, location, maintenance, operation or removal of the Generator by Tenant or any Tenant Parties, then, at Landlord's option, either Tenant shall perform or cause to be performed the Remedial Work in compliance with such Environmental Laws or Landlord may cause such Remedial Work to be performed and Tenant shall reimburse Landlord for the reasonable expenses thereof within thirty (30) days of demand and delivery of applicable invoices therefor. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and reasonably approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and reasonably approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer, and Landlord's reasonable attorneys' fees and costs incurred in connection with monitoring or review of such Remedial Work. Nothing in this Section 7 shall affect any of Landlord's other rights (or Tenant's obligations) elsewhere in the Lease.

(d)               Tenant shall immediately forward to Landlord copies of any and all notices, correspondence, warnings, guidance, or other written materials received from any governmental authority in connection with the Generator, the substances contained therein, or the equipment or Tenant's operations in connection therewith.

7.4               Damage to Building. Any damage to the Building resulting from the installation, operation, maintenance or removal of the Generator, including without limitation, leakage or water damage, shall be repaired by Tenant, at Tenant's sole cost and expense; provided, however, that to the extent Tenant fails to make such repairs after applicable notice and cure periods (except in an Emergency Situation, in which event Landlord shall furnish Tenant with reasonable notice in light of the circumstances), Landlord may make such repairs, in which event Tenant shall reimburse Landlord for the reasonable cost thereof within thirty (30) days following receipt of a reasonably detailed invoice therefor.

7.5               Ownership of Generator; Removal and Restoration. The Generator shall be Tenant's property and, at Tenant's option, Tenant may, at its own expense, remove the Generator not later than the expiration or earlier termination of the Lease, and repair all damage to the Building caused by such removal. If Tenant does not remove the Generator within thirty (30) days after the expiration or earlier termination of the Lease, then Tenant shall be conclusively presumed to have, at Landlord's election: (a) conveyed the Generator to Landlord without compensation or (b) abandoned the Generator, in which event Landlord may dispose of or store the Generator in any manner at Tenant's sole cost, without waiving Landlord's right to claim from Tenant all expenses arising out of Tenant's failure to remove the Generator, and without liability to Tenant or any other person.

7.6               Certification. Within thirty (30) days following Landlord's request (which may be made not more frequently than once per Lease Year, except in connection with any bona fide sale,

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financing or refinancing of the Project or any portion thereof), Tenant shall certify in writing to Landlord (and, upon Landlord's request, to any mortgagee, potential mortgagee, or potential purchaser of all or a portion of the Project) that (a) Tenant has complied with all Applicable Requirements and its obligations hereunder, including, without limitation, all maintenance and monitoring requirements, and (b) to Tenant's knowledge, neither the Generator nor the substances contained therein have resulted in soil, water, or other contamination on, under, or adjacent to the Premises or the Project and do not pose a threat to health, safety, or the environment (or, to the extent applicable, that any such contamination or threat have been fully remediated to the satisfaction of all applicable governmental entities having jurisdiction).

7.7               Generator Inspection. Landlord and its representatives shall have the right, at any reasonable time and from time to time, to inspect the Generator, and to conduct testing, monitoring and analyses and to review any permits, documents, materials, inventories, financial data, or notices or correspondence to or from private parties or governmental authorities in connection therewith. Tenant shall maintain copies all permits and other documentation relating to the Generator at the Premises.

7.8               Tenant Default. In the event Tenant fails or is not able, for any reason, to comply with Environmental Laws or Tenant's obligations under this Section 7, in whole or in part, or if Landlord reasonably believes that the Generator has resulted in or threatens to cause soil, water, or other contamination or pose a threat to health, safety, or the environment, Landlord shall have the right, but not the obligation, to take any one or more of the following actions:

(a)               To require Tenant to take such action as it may reasonably deem necessary to ensure compliance or to mitigate, abate, or correct the contamination or other threat;

(b)               If Tenant fails to take the actions required pursuant to Section 7.8(a) within thirty (30) days (or such shorter or longer time as may be reasonable under the circumstances), to require Tenant to remove the Generator in accordance with applicable Environmental Laws and the reasonable satisfaction of Landlord, and, to the extent practicable at commercially reasonable expense, restore the area in the vicinity of the Generator to the condition existing prior to installation thereof; and/or

(c)               Pursue all additional remedies as Landlord may have under the Lease.

7.9	Insurance; Indemnity.

(a)               Tenant shall cause the insurance policies required to be maintained pursuant to Section 10.3 of the Existing Lease to cover the Generator and any Claims arising in connection with the presence, use, operation, installation, repair, maintenance, or removal of the Generator.

(b)               Without limiting the provisions of Section 10.1 of the Existing Lease, Tenant hereby agrees, to the maximum extent permitted by law, to protect, defend, indemnify and hold Landlord and the other Landlord Parties, and each of them, harmless from and against any and all Claims arising from or connected in any way with the Generator or the operations of Tenant or any Tenant Parties in connection therewith, or a breach of any

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representation, warranty, covenant, or condition of this Section. The foregoing indemnification shall apply regardless of the active or passive negligence of Landlord Parties and regardless of whether liability without fault or strict liability is imposed or sought to be imposed on the Landlord Parties; provided, however, that, with respect to any Landlord Party, Tenant's obligations under this Section shall be inapplicable to the extent such Claims arise from the gross negligence or willful misconduct of such Landlord Party and are not covered by the insurance required to be carried by Tenant hereunder, or to the extent such obligations are prohibited by applicable law. The foregoing indemnity shall survive the expiration or earlier termination of the Generator License and the Lease.

8.                 SNDA. Without limiting the generality of Article 18 of the Existing Lease, (a) Tenant shall, concurrently with its execution and delivery of this Amendment to Landlord, deliver to Landlord an SNDA, duly executed (and acknowledged) by Tenant, in the form attached hereto as Exhibit D; and (b) Landlord shall use best efforts to cause LaSalle Bank, N.A., as Trustee in Trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2006-FL12 Commercial Mortgage Pass-Through Certificates (the "Existing Lender" to execute the SNDA as soon as reasonably practicable following Landlord's receipt of the SNDA from Tenant. Except for making such best efforts, Landlord will be under no duty or obligation hereunder with respect to the SNDA, nor will the failure or refusal of the Existing Lender to grant a non-disturbance agreement render Landlord liable to Tenant, or affect this Lease, in any manner.

9.                 Tenant's Certification. Tenant hereby certifies to Landlord that, as of the execution and delivery of this Amendment by Tenant to Landlord, there are no existing defenses against the enforcement of any of the obligations of Tenant under the Lease, and Landlord is not in default under the Lease by reason of its failure to perform any obligations thereunder, and there is no circumstance, event, condition or state of facts which, by the passage of time or the giving of notice, or both, could entitle Tenant to any such defenses or constitute or result in such a default.

10.               Real Estate Brokers. Tenant represents and warrants that Tenant has not had any dealings with any broker in connection with the negotiation or execution of this Amendment, other than Jones Lang LaSalle. Tenant agrees to indemnify Landlord and hold Landlord harmless from any and all costs (including attorneys' fees), expenses or liability for commissions or other compensation claimed by any other broker or agent claiming to have had dealings with Tenant in connection with this Amendment. Landlord shall pay Jones Lang LaSalle a commission ("Broker's Commission") pursuant to a separate agreement ("JLL Agreement").

11.	Miscellaneous.

11.1             Right of Offset. To secure the Landlord’s payment of the Alterations Allowance and Broker’s Commission, Landlord agrees that, if Landlord fails to disburse any portion of the Alterations Allowance or Broker's Commission when required pursuant to this Amendment or the JLL Agreement, as the case may be, and such failure continues for 30 days following Tenant's written demand therefor (which demand shall reference, and quote verbatim in its entirety, this Section 11.1), then Tenant may deduct such sums from the next due installment of Base Rent and each subsequent installment of Base Rent until Tenant is fully reimbursed for such amounts; provided, however, that Tenant may not make such deduction from Base Rent if,

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before Tenant makes such deduction, Landlord notifies Tenant in writing that Landlord denies that it was obligated to make such disbursement.

11.2             Ratification. Except as modified by this Amendment, all of the terms, conditions and provisions of the Existing Lease shall remain in full force and effect and are hereby ratified and confirmed.

11.3                   Conflict. To the extent the terms of the Existing Lease and this Amendment are inconsistent, the terms of this Amendment shall control.

11.4                   No Offer. The submission of this Amendment to Tenant for examination or execution does not create an option or constitute an offer to Tenant to amend the Existing Lease on the terms and conditions contained herein, and this Amendment shall not become effective as an amendment to the Existing Lease unless and until it has been executed and delivered by both Landlord and Tenant.

11.5                   Time of the Essence. Time is of the essence for each and every provision of this Amendment.

11.6                   Entire Agreement. This Amendment contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof. It is understood that there are no oral agreements between Landlord and Tenant affecting the Existing Lease as hereby amended, and this Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter thereof, and none shall be used to interpret or construe the Lease. Tenant acknowledges that all prior communications from Landlord or its agents are not and were not, and shall not be construed to be, representations or warranties of Landlord or its agents as to the matters communicated, and have not and will not be relied upon by Tenant. Under no circumstances shall Tenant be entitled to any free rent, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Existing Lease, unless specifically set forth in this Amendment.

11.7                   Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement. This Amendment may be executed by a party's signature transmitted by facsimile ("fax") or by electronic mail in pdf format ("pdf"), and copies of this Amendment executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed or pdf signatures as if such signatures were originals. Any party executing and delivering this Amendment by fax or pdf shall promptly thereafter deliver a counterpart of this Amendment containing said party's original signature. All parties hereto agree that a faxed or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this Amendment as if it were an original signature page.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the dates set forth below.

LANDLORD:

CARR NP PROPERTIES, L.L.C.,

a Delaware limited liability company

By:

Name:

Title:

Date of Execution:

TENANT:

SHORETEL, INC.,

a Delaware corporation

By:

Name:

Title:
[chairman, president or vice-president]

By:

Name:

Title:
[secretary, assistant secretary, chief financial officer or assistant treasurer]

Date of Execution:

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EXHIBIT A

TENANT'S PROPOSED ALTERATIONS

Exhibit A

EXHIBIT B

TOP OF BUILDING SIGNAGE

Exhibit B, Page 1

ShoreTel

Signage Size / Sf:
4'h x 21'w = 84 sq. ft

1.10 Building Fascia ID - 940 Stewart Drive

Signage Hierarchy 1.4

Exhibit B, Page 2

EXHIBIT C

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY

WHEN RECORDED RETURN TO

Bank of America N.A.

Attn: Servicing Manager

900 West Trade Street, Ste 650
Charlotte, NC 28255

APN: 205-22-023, 205-25-014

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

SHORETEL, INC.

Tenant

AND

LASALLE BANK, N.A., as Trustee in trust for

Holders of Deutsche Mortgage & Asset Receiving Corporation,

COMM 2006-FL12 Commercial Mortgage Pass-Through Certificates

Lender

Premises:	960 Stewart Drive, Sunnyvale, California
Dated:	as of ___________ ___, 2009

Exhibit C, Page 1

SUBORDINATION,

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT made as of this ___ day of _________, 2009, between LASALLE BANK, N.A., as Trustee in Trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2006-FL12 Commercial Mortgage Pass-Through Certificates, having an address at c/o Bank of America N.A., Attn: Servicing Manager, 900 West Trade Street, Ste 650, Charlotte, NC 28255 (hereinafter called "Lender"), and SHORETEL, INC., a California corporation, having an address at 960 Stewart Drive, Sunnyvale, California 94085 (hereinafter called "Tenant").

RECITALS:

WHEREAS, by a lease dated as of April 20, 2007 (the "Initial Lease"), between Carr NP Properties L.L.C., a Delaware limited liability company (hereinafter called "Landlord"), as landlord, and Tenant, as tenant ("Lease"), Landlord leased to Tenant certain premises located at 960 Stewart Drive, Sunnyvale, California (the "Premises") on the property described in Schedule "A" annexed hereto and made a part hereof (the "Property"); and

WHEREAS, the Initial Lease has been amended by that certain First Amendment to Lease dated as of June 18, 2009 (the "First Amendment"; and, together with the Initial Lease, the "Lease");

WHEREAS, Lender has made a loan to Landlord, which loan is secured by, among other things, a mortgage or deed of trust (which mortgage or deed of trust, and all amendments, renewals, increases, modifications, replacements, substitutions, extensions, spreaders and consolidations thereof and all re-advances thereunder and addictions thereto, is referred to as the "Security Instrument") encumbering the Property and recorded in the Santa Clara County Official Records; and

WHEREAS, Lender and Tenant desire to confirm their understanding and agreement with respect to the Lease and the Security Instrument.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Lender and Tenant hereby agree and covenant as follows:

1.         The Lease, and all of the terms, covenants, provisions and conditions thereof (including, without limitation, any right of first refusal, right of first offer, option or any similar right with respect to the sale or purchase of the Property, or any portion thereof) is, shall be and shall at all times remain and continue to be subject and subordinate in all respects to the lien, terms, covenants, provisions and conditions of the Security Instrument and to all advances and re-advances made thereunder and all sums secured thereby. This provision shall be self-operative but Tenant shall execute and deliver any additional instruments which Lender may reasonably require to effect such subordination.

2.         So long as (i) Tenant is not in default (beyond any period given in the Lease to Tenant to cure such default) in the payment of rent, percentage rent or additional rent or in the performance or observance of any of the other terms, covenants, provisions or conditions of the

Exhibit C, Page 2

Lease on Tenant's part to be performed or observed, (ii) Tenant is not in default under this Agreement and (iii) the Lease is in full force and effect (except if terminated pursuant to the Landlord’s bankruptcy): (a) Tenant's possession of the Premises and Tenant's rights and privileges under the Lease, or any extensions or renewals thereof which may be effected in accordance with any option therefor which is contained in the Lease, shall not be diminished or interfered with by Lender, and Tenant's occupancy of the Premises shall not be disturbed by Lender for any reason whatsoever during the term of the Lease or any such extensions or renewals thereof and (b) Lender will not join Tenant as a party defendant in any action or proceeding to foreclose the Security Instrument or to enforce any rights or remedies of Lender under the Security Instrument which would cut-off, destroy, terminate or extinguish the Lease or Tenant's interest and estate under the Lease (except to the extent required so that Tenant's right to receive or set-off any monies or obligations owed or to be performed by any of Lender's predecessors-in-interest shall not, except as set for in Section 11.1 of the First Amendment, be enforceable thereafter against Lender or any of Lender's successors-in-interest). Notwithstanding the foregoing provisions of this paragraph, if it would be procedurally disadvantageous for Lender not to name or join Tenant as a party in a foreclosure proceeding with respect to the Security Instrument, Lender may so name or join Tenant without in any way diminishing or otherwise affecting the rights and privileges granted to, or inuring to the benefit of, Tenant under this Agreement.

3.                 (A)      After notice is given by Lender that the Security Instrument is in default and that the rentals under the Lease should be paid to Lender, Tenant will attorn to Lender and pay to Lender, or pay in accordance with the directions of Lender, all rentals and other monies due and to become due to Landlord under the Lease or otherwise in respect of the Premises. Such payments shall be made regardless of any right of off-set, counterclaim or other defense which Tenant may have against Landlord, whether as the tenant under the Lease or otherwise, except as set forth in Section 11.1 of the First Amendment.

(B)      In addition, if Lender (or its nominee or designee) shall succeed to the rights of Landlord under the Lease through possession or foreclosure action, delivery of a deed or otherwise, or another person purchases the Property or the portion thereof containing the Premises upon or following foreclosure of the Security Instrument or in connection with any bankruptcy case commenced by or against Landlord, then at the request of Lender (or its nominee or designee) or such purchaser (Lender, its nominees and designees, and such purchaser, and their respective successors and assigns, each being a "Successor-Landlord"), Tenant shall attorn to and recognize Successor-Landlord as Tenant's landlord under the Lease and shall promptly execute and deliver any instrument that Successor-Landlord may reasonably request to evidence such attornment. Upon such attornment, the Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor-Landlord and Tenant upon all terms, conditions and covenants as are set forth in the Lease. If the Lease shall have terminated by operation of law or otherwise as a result of or in connection with a bankruptcy case commenced by or against Landlord or a foreclosure action or proceeding or delivery of a deed in lieu, upon request of Successor-Landlord, Tenant shall promptly execute and deliver a direct lease with Successor-Landlord which direct lease shall be on substantially the same terms and conditions as the Lease (subject, however, to the provisions of clauses (i)-(v) of this paragraph 3(B) and shall be effective as of the day the Lease shall have terminated as aforesaid. Notwithstanding the continuation of the Lease, the attornment of Tenant thereunder or the

Exhibit C, Page 3

execution of a direct lease between Successor-Landlord and Tenant as aforesaid, Successor-Landlord shall not:

(i)        be liable for any previous act or omission of Landlord under the Lease;

(ii)       be subject to any off-set, defense, or counterclaim which shall have theretofore accrued to Tenant against Landlord, except as expressly provided in Section 11.1 of the First Amendment;

(iii)      be bound by any modification of the Lease or by any previous prepayment of rent or additional rent made more than one (1) month prior to the date same was due which Tenant might have paid to Landlord, unless such modification or prepayment shall have been expressly approved in writing by Lender or Successor Landlord and except as set forth in Section 3.1 of the First Amendment;

(iv)      be liable for any security deposited under the Lease unless such security has been physically delivered to Lender or Successor Landlord; and

(v)       be liable or obligated to comply with or fulfill any of the obligations of the Landlord under the Lease or any agreement relating thereto with respect to the construction of, or payment for, improvements on or above the Premises (or any portion thereof), leasehold improvements, tenant work letters and/or similar items.

4.         Tenant agrees that, without the prior written consent of Lender, it shall not (a) amend, modify, terminate or cancel the Lease or any extensions or renewals thereof, (b) tender a surrender of the Lease, (c) make a prepayment of any rent or additional rent more than one (1) month in advance of the due date thereof, and except as set forth in Section 3.1 of the First Amendment, or (d) subordinate or permit the subordination of the Lease to any lien subordinate to the Security Instrument. Any such purported action without such consent shall be void as against the holder of the Security Instrument.

5.                 (A)      Tenant shall promptly notify Lender of any default by Landlord under the Lease and of any act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease or to claim a partial or total eviction.

(B)      In the event of a default by Landlord under the Lease which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate the Lease or to claim a partial or total eviction, or in the event of any other act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease, Tenant shall not exercise such right (i) until Tenant has given written notice of such default, act or omission to Lender and (ii) unless Lender has failed, within sixty (60) days after Lender receives such notice, to cure or remedy the default, act or omission, or, if such default, act or omission shall be one which is not reasonably capable of being remedied by Lender within such sixty (60) day period, until a reasonable period for remedying such default, act or omission shall have elapsed following the giving of such notice and following the time when Lender shall have become entitled under the Security Instrument to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under the Lease or otherwise,

Exhibit C, Page 4

after similar notice, to effect such remedy), provided that Lender shall with due diligence give Tenant written notice of its intention to and shall commence and continue to, remedy such default, act or omission. If Lender cannot reasonably remedy a default, act or omission of Landlord until after Lender obtains possession of the Premises, Tenant may not terminate or cancel the Lease or claim a partial or total eviction by reason of such default, act or omission until the expiration of a reasonable period necessary for the remedy after Lender secures possession of the Premises through appointment of a receiver or foreclosure. To the extent Lender incurs any expenses or other costs in curing or remedying such default, act or omission, including, without limitation, attorneys' fees and disbursements, Lender shall be subrogated to Tenant's rights against Landlord.

(C)      Notwithstanding the foregoing, Lender shall have no obligation hereunder to remedy such default, act or omission.

6.         To the extent that the Lease shall entitle Tenant to notice of the existence of any mortgage and the identity of any mortgagee or any ground lessor, this Agreement shall constitute such notice to Tenant with respect to the Security Instrument and Lender.

7.         Upon and after the occurrence of a default under the Security Instrument, which is not cured after any applicable notice and/or cure periods, Lender shall be entitled, but not obligated, to exercise the claims, rights, powers, privileges and remedies of Landlord under the Lease and shall be further entitled to the benefits of, and to receive and enforce performance of, all of the covenants to be performed by Tenant under the Lease as though Lender were named therein as Landlord.

8.         Anything herein or in the Lease to the contrary notwithstanding, in the event that a Successor-Landlord shall acquire title to the Property or the portion thereof containing the Premises, Successor-Landlord shall have no obligation, nor incur any liability, beyond Successor-Landlord's then interest, if any, in the Property, and Tenant shall look exclusively to such interest, if any, of Successor-Landlord in the Property for the payment and discharge of any obligations imposed upon Successor-Landlord hereunder or under the Lease, and Successor-Landlord is hereby released or relieved of any other liability hereunder and under the Lease. Tenant agrees that, with respect to any money judgement which may be obtained or secured by Tenant against Successor-Landlord, Tenant shall look solely to the estate or interest owned by Successor-Landlord in the Property, and Tenant will not collect or attempt to collect any such judgement out of any other assets of Successor-Landlord.

9.         Notwithstanding anything to the contrary in the Lease, Tenant agrees for the benefit of Landlord and Lender that, except as permitted by, and fully in accordance with, applicable law, Tenant shall not generate, store, handle, discharge or maintain in, on or about any portion of the Property, any asbestos, polychlorinated biphenyls, or any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such (including, but not limited to, pesticides and petroleum products if they are defined, determined or identified as such) in any federal, state or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) or any judicial or administrative interpretation of any thereof, including any judicial or administrative interpretation of any thereof, including any judicial or administrative orders or judgments.

Exhibit C, Page 5

10.       If the Lease provides that Tenant is entitled to expansion space, Successor-Landlord shall have no obligation nor any liability for failure to provide such expansion space if a prior landlord (including, without limitation, Landlord), by reason of a lease or leases entered into by such prior landlord with other tenants of the Property, has precluded the availability of such expansion space.

11.       Except as specifically provided in this Agreement, Lender shall not, by virtue of this Agreement, the Security Instrument or any other instrument to which Lender may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.

12.               (A)      Tenant acknowledges and agrees that this Agreement satisfies and complies in all respects with the provisions of Article 18 of the Lease and that this Agreement supersedes (but only to the extent inconsistent with) the provisions of such Article and any other provision of the Lease relating to the priority or subordination of the Lease and the interests or estates created thereby to the Security Instrument.

(B)      Tenant agrees to enter into a subordination, non-disturbance and attornment agreement with any lender which shall succeed Lender as lender with respect to the Property, or any portion thereof, provided such agreement is substantially similar to this Agreement. Tenant does herewith irrevocably appoint and constitute Lender as its true and lawful attorney-in-fact in its name, place and stead to execute such subordination, non-disturbance and attornment agreement, without any obligation on the part of Lender to do so. This power, being coupled with an interest, shall be irrevocable as long as the Indebtedness secured by the Security Instrument remains unpaid. Lender agrees not to exercise its rights under the preceding two sentences if Tenant promptly enters into the subordination, non-disturbance and attornment agreement as required pursuant to the first sentence of this subparagraph (B).

13.               (A)      Any notice required or permitted to be given by Tenant to Landlord shall be simultaneously given also to Lender, and any right to Tenant dependent upon notice shall take effect only after notice is so given. Performance by Lender shall satisfy any conditions of the Lease requiring performance by Landlord, and Lender shall have a reasonable time to complete such performance as provided in Paragraph 5 hereof.

(B)      All notices or other communications required or permitted to be given to Tenant or to Lender pursuant to the provisions of this Agreement shall be in writing and shall be deemed given only if mailed by United States registered mail, postage prepaid, or if sent by nationally recognized overnight delivery service (such as Federal Express or United States Postal Service Express Mail), addressed as follows: to Tenant, at the address first set forth above, Attention: Director of Facilities and Chief Financial Officer, with a copy to Lender, at the address first set forth above; or to such other address or number as such party may hereafter designate by notice delivered in accordance herewith. All such notices shall be deemed given three (3) business days after delivery to the United States Post office registry clerk if given by registered mail, or on the next business day after delivery to an overnight delivery courier.

14.       This Agreement may be modified only by an agreement in writing signed by the parties hereto, or their respective successors-in-interest. This Agreement shall inure to the

Exhibit C, Page 6

benefit of and be binding upon the parties hereto, and their respective successors and assigns. The term "Lender" shall mean the then holder of the Security Instrument. The term "Landlord" shall mean the then holder of the landlord's interest in the Lease. The term "person" shall mean an individual, joint venture, corporation, partnership, trust, limited liability company, unincorporated association or other entity. All references herein to the Lease shall mean the Lease as modified by this Agreement and to any amendments or modifications to the Lease which are consented to in writing by Lender. Any inconsistency between the Lease and the provisions of this Agreement shall be resolved, to the extent of such inconsistency, in favor of this Agreement.

15.	Tenant hereby represents to Lender as follows:
(a)	The Lease is in full force and effect and has not been further amended.

(b)       There has been no assignment of the Lease or subletting of any portion of the premises demised under the Lease.

(c)       There are no oral or written agreements or understandings between Landlord and Tenant relating to the premises demised under the Lease or the Lease transaction except as set forth in the Lease.

(d)       The execution of the Lease was duly authorized and the Lease is in full force and effect and to the best of Tenant's knowledge there exists no default (beyond any applicable grace period) on the part of either Tenant or Landlord under the Lease.

(e)       There has not been filed by or against nor to the best of the knowledge and belief of Tenant is there threatened against Tenant, any petition under the bankruptcy laws of the United States.

(f)        To the best of Tenant's knowledge, there is no present assignment, hypothecation or pledge of the Lease or rents accruing under the Lease by Landlord, other than pursuant to the Security Instrument.

16.       Whenever, from time to time, reasonably requested by Lender (but not more than three (3) times during any calendar year), Tenant shall execute and deliver to or at the direction of Lender, and without charge to Lender, one or more written certifications, in a form acceptable to Tenant, of all of the matters set forth in Paragraph 15 above, and any other information the Lender may reasonably require to confirm the current status of the Lease.

17.       BOTH TENANT AND LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

18.       This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.

Exhibit C, Page 7

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LENDER

LASALLE BANK, N.A., as Trustee in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2006-FL12 Commercial Mortgage Pass-Through Certificates

By:	Bank of America N.A., as Sub-Servicer

By:

Name:

Title:

TENANT

SHORETEL, INC., a California corporation

By:

Name:

Title:

AGREED AND CONSENTED TO:

CARR NP PROPERTIES, L.L.C.

By:

Name:

Title:

Exhibit C, Page 8

STATE OF _______________________	)
) ss.
COUNTY OF ______________________	)

On ___________________, before me, _____________________________, personally appeared _____________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

_______________________________________________

Signature of Notary Public                            (Seal)

STATE OF _______________________	)
) ss.
COUNTY OF ______________________	)

On ___________________, before me, _____________________________, personally appeared _____________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

_______________________________________________

Signature of Notary Public                            (Seal)

Exhibit C, Page 9

STATE OF _______________________	)
) ss.
COUNTY OF ______________________	)

On ___________________, before me, _____________________________, personally appeared _____________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

_______________________________________________

Signature of Notary Public                            (Seal)

STATE OF _______________________	)
) ss.
COUNTY OF ______________________	)

On ___________________, before me, _____________________________, personally appeared _____________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

_______________________________________________

Signature of Notary Public                            (Seal)

Exhibit C, Page 10

SCHEDULE A

Legal Description of Property

All that real property situated in the City of Sunnyvale, County of Santa Clara, State of California, more particularly described as follows:

Exhibit C, Page 11